Exhibit 99.1

        National Dentex Corporation Announces Third Quarter 2004 Results

     WAYLAND, Mass.--(BUSINESS WIRE)--Oct. 29, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the third quarter ended September 30, 2004. Sales for the quarter totaled $27,395,000 compared with $24,358,000 a year earlier. Net income for the quarter was $980,000 or $.27 per share on a diluted basis compared to $1,277,000 or $.37 per share on a diluted basis in 2003.
     For the nine months ended September 30, 2004, sales were $84,154,000 compared to $73,505,000 for the same period in 2003. Net income was $4,742,000 or $1.31 per share on a diluted basis compared to $4,259,000 or $1.23 per share on a diluted basis for the comparable period of 2003.
     David L. Brown, President and CEO, stated: "Sales, while up 12.5% in the current quarter, were below our expectations. Following the recent hurricanes throughout the southeastern United States, our laboratories in those areas lost a combined total of 24 operating days due to their closure for various amounts of time. We did pay our employees during this difficult time and appreciate their efforts and support they give us on a day to day basis. Additionally, as one would expect, the amount of dentistry being done in those areas affected slowed down during the period after the storms. We are now seeing a return to normalcy at the laboratories that were involved. Fortunately we were spared any additional costs since no major physical damage was incurred at any of our locations as a result of those storms.
     Mr. Brown further added: "In addition, we incurred expenses related to compliance requirements with the Sarbanes-Oxley Act, specifically as it relates to Section 404. Due to our structure of 40 locations spread across the country, the levels of testing and documentation needed to satisfy these new requirements will result in higher expenditures than if operations were concentrated in a single or only a few locations. During the third quarter we expended approximately $360,000 on this project. While we anticipate a similar level of expense during the fourth quarter, we do not believe this level of financial commitment will be required in subsequent years since we believe most of this expense relates to the initial cost of documenting and testing these controls. In the meantime we will continue our efforts to support and strengthen our commitment to good corporate governance and the interests of our shareholders.
     Mr. Brown continued: "On the positive side, in August we announced the acquisition of D. H. Baker Dental Laboratory, of Traverse City, Michigan. D. H. Baker had sales in excess of $4,000,000 in their last fiscal year ended December 31, 2003. We are pleased to add Doug Baker and his team to our family of laboratories and look forward to contributions, both financially and technically from them. We continue to have discussions with a number of potential acquisition candidates. We remain firmly committed to our acquisition program and its potential to create value for shareholders."
     National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.
     This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, and marketplace competitiveness, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                           National Dentex Corporation
                                Earnings Results
                                   (Unaudited)
                      (In Thousands, except per share data)

                                   Quarter Ended   Nine Months Ended
                                   September 30,     September 30,
                                 ----------------- -----------------
                                     2003    2004      2003    2004
                                 ----------------- -----------------

Net Sales                         $24,358 $27,395   $73,505 $84,154
Cost of Goods Sold                 14,789  16,734    44,075  49,894
                                 ----------------- -----------------
   Gross Profit                     9,569  10,661    29,430  34,260

Operating Expenses                  7,580   8,905    22,452  26,041
                                 ----------------- -----------------
   Operating Income                 1,989   1,756     6,978   8,219

Other Expense                          90     112       218     287
Interest (Income) Expense              (6)     10       (21)     28
                                 ----------------- -----------------
   Income Before Tax                1,905   1,634     6,781   7,904

Income Taxes                          628     654     2,522   3,162
                                 ----------------- -----------------
   Net Income                      $1,277    $980    $4,259  $4,742
                                 ================= =================


Weighted Average
   Shares Outstanding:
      - Basic                       3,428   3,463     3,418   3,450
      - Diluted                     3,497   3,662     3,464   3,631

Net Income per Share:
      - Basic                       $0.37   $0.28     $1.25   $1.37
      - Diluted                     $0.37   $0.27     $1.23   $1.31


                           National Dentex Corporation
                           Selected Balance Sheet Data
                                 (In thousands)

                                    December 31,         September 30,
                                           2003                  2004
                               ---------------------------------------
                                                           (Unaudited)
Cash and Equivalents                     $1,835                $2,826
Accounts Receivable - net                11,914                12,562
Current Assets                           21,930                23,667
Current Liabilities                       9,678                11,222

Working Capital                          12,252                12,445

Total Assets                             72,233                79,174

Long Term Obligations                     2,415                 2,505
Stockholders' Equity                    $60,140               $65,447


     CONTACT: National Dentex Corporation
              Richard F. Becker, 508-358-4422